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                                                                    EXHIBIT 99.1

[MEADOWBROOK INSURANCE GROUP LOGO]

                        MEADOWBROOK INSURANCE GROUP, INC.
                                  (NYSE - MIG)

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CONTACT:  ROBERT S. CUBBIN, PRESIDENT & CHIEF EXECUTIVE OFFICER, (248) 204-8031
          KAREN M. SPAUN, SVP & CHIEF FINANCIAL OFFICER, (248) 204-8178
          JENNIFER LA, DIRECTOR OF FINANCIAL ANALYSIS, (248) 204-8159

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                        MEADOWBROOK INSURANCE GROUP, INC.
              RAISES $13.0 MILLION AS PART OF A POOLED TRANSACTION

                              SOUTHFIELD, MICHIGAN
                                 APRIL 30, 2004


Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today that the Company has raised approximately $13.0 million at the holding company level, as part of a pooled transaction. The securities, which are classified as long-term debt, have a floating rate equal to the three month LIBOR, plus 400 basis points and mature in 30 years. The securities can be called by the issuer after five years from the date of issuance.

The funds will be used to support future premium growth through contributions to insurance carrier subsidiaries' surplus and other general corporate purposes.

"The proceeds raised in this transaction will support future controlled growth, as we capitalize on the current favorable pricing environment," stated Robert S. Cubbin, President and Chief Executive Officer of Meadowbrook Insurance Group.

ABOUT MEADOWBROOK INSURANCE GROUP

A leader in the alternative risk market, Meadowbrook is a program-based risk management company, specializing in alternative risk management solutions for agents, brokers, and insureds of all sizes. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words "believes", "expects", "anticipates", "estimates", or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    26600 Telegraph Rd o Southfield, MI. 48034 o 248-358-1100 o 800-482-2726
                              o Fax: 248-358-1614
                              www.meadowbrook.com

                                                                          MIG
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                                                                          NYSE